Exhibit 10.1

RELIANT ENERGY, INC.
2002 LONG-TERM INCENTIVE PLAN

QUARTERLY COMMON STOCK AND PREMIUM RESTRICTED STOCK AWARD

Pursuant to this Award Agreement, as of ______________, _____, Reliant Energy, Inc. (the “Company”) hereby grants to «Director» (the “Participant”), a Director of the Company, «Shares» shares of Common Stock, in lieu of fees otherwise payable to the Participant for services as a Director for the period from ___________, ____ through ___________ plus an additional «Premium» premium restricted shares of Common Stock (“Premium Restricted Stock”). Such number of shares are subject to adjustment as provided in Section 15 of the Reliant Energy, Inc. 2002 Long-Term Incentive Plan (the “Plan”), subject to the terms, conditions and restrictions described in the Plan and in this Agreement.

1.                                       Relationship to the Plan. This grant of Common Stock and Premium Restricted Stock is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on this date. Except as defined herein, capitalized terms have the same meanings as under the Plan. If any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan control and, if necessary, the applicable provisions of this Award Agreement are deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant or the Participant’s estate.

2.                                       Restrictions. The Premium Restricted Stock granted under this Agreement may not be sold, assigned, transferred, pledged or otherwise encumbered until the restrictions have lapsed (“Restriction Period”) except as otherwise provided in this Section 2. Notwithstanding anything herein or in the Plan to the contrary, the shares of Premium Restricted Stock are transferable by the Participant to Immediate Family Members, Immediate Family Member Trusts, and Immediate Family Member Partnerships pursuant to Section 14 of the Plan.

3.                                       Vesting and Forfeiture.

(a)                                The Common Stock granted herein is fully vested and transferable as of the date granted.

(b)                                 The Premium Restricted Stock vests as of the date of the Company’s annual meeting in _____ (“Vesting Date”) (the end of the Participant’s current term as a Director during which the shares of Premium Restricted Stock were granted), provided the Participant does not terminate service, except as otherwise provided in this Section 3, before the Vesting Date.

(c)                                  If the Participant’s service as a Director is terminated due to death or Disability, Participant’s right to receive Premium Restricted Stock vests at the time of such termination to the extent not previously vested pursuant to this Section 3. For purposes of this Award Agreement, “Disability” means a physical or mental impairment of sufficient severity such that the Participant can no longer serve as a Director.

(d)                                 If the Participant terminates service on the Board for any reason other than death or Disability, the Participant’s right to receive Premium Restricted Stock granted during the term during which the Participant terminates service will be forfeited in its entirety upon termination.

4.                                       Rights as a Stockholder. Except as otherwise specifically provided in this Award Agreement and the Plan, during the Restriction Period the Participant shall have all the rights of a stockholder with respect to the Premium Restricted Stock including, without limitation, the right to vote the Premium Restricted Stock and the right to receive any dividends with respect thereto.

5.                                       Cash Payment Upon a Change of Control. Notwithstanding anything herein to the contrary, upon or immediately prior to the occurrence of any Change of Control of the Company, Participant’s right to receive Premium Restricted Stock shall be settled by a cash payment to Participant equal to the product of (i) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change of Control occurs and (ii) the total number of shares of Premium Restricted Stock granted. Such cash payment shall satisfy the rights of Participant and the obligations of the Company under this Award Agreement in full.

6.                                       Notices. For purposes of this Award Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	Reliant Energy, Inc.
1000 Main Street
Houston, Texas 77002
ATTENTION: Senior Vice President and
Corporate Secretary

If to Director:
c/o Corporate Secretary
Reliant Energy, Inc.
1000 Main Street
Houston, Texas 77002

or to such other address as either party may furnish to the other in writing in accordance with this Section 6.

7.                                       Successors and Assigns. This Award Agreement is binding upon and inures to the benefit of the Participant, the Company and their respective permitted successors and assigns.

Joel V. Staff
Chairman and Chief Executive Officer